Exhibit 10.1

Certificate of Occupancy

Commercial Lease

This lease is made and entered into by and between J. C. Ray Incorporated Landlord and TGC Industries, Inc., Tenant. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain property with the improvements thereon, comprising a total of three buildings in close proximity; two buildings containing approximately 10,000 square feet each, and the third building containing approximately 5,000 square feet, for a total of approximately 25,000 square feet of building space, and  adjacent fenced, lighted and gated outside storage yard of approximately 60,500 square feet, hereinafter called the “leased premise”, known as address 3375 Juanita Drive, Denison, Texas 75020.

The primary term of this lease shall be 5 years, commencing on the 1st. day of November 2008 and ending at 11:59 pm on the 31st day of October, 2013, upon the following terms, conditions, and covenants.

1.               TAXES.  Each year during the term of this lease, Landlord shall pay real estate taxes assessed against the leased premises in an amount equal to the total real estate taxes assessed against the leased premise in the base year. Each year during the term of this lease, Tenant shall pay as additional rental, upon receipt of a statement from Landlord together with tax statements or other verification from the proper taxing authority, his pro rata share of any increase in real estate taxes over the base year on the property of which the leased premises is a part. Any increase in real estate taxes for a fractional year shall be prorated. The base year shall be 2009.

2.               UTILITIES.  Tenant shall pay all charges for utility services to the leased premises.

3.               HOLDING OVER.  Failure of Tenant to surrender the leased premise at the expiration of the lease constitutes a holding over which shall be construed as a tenancy from month to month at a rental of one hundred twenty five percent of the contracted monthly rate per month.

4.               RENT.  Tenant agrees to and shall pay Landlord at 3355 Juanita Drive,Denison, Texas 75020, the total sum of $893,181.60, payable without demand in equal monthly payments of $14, 886.36, each in advance on or before the 1st day of each month, commencing on November 1, 2008, and continuing thereafter on a month to month basis. The monthly payment is computed by adding the base monthly rental amount of $9,500.00 to the monthly amortized cost of $5,386.36 which includes interest for Landlord Improvements of approximately $270,742.40 as discussed in Exhibit “B”.  Rent received after the tenth day of the month shall be deemed delinquent. If rent is not received by Landlord by the 10th of each month, Tenant shall pay a late charge of 5.00% of base rental for each month rent is in default. Tenant shall pay thirty five dollars for each returned check.

5.               USE.  Tenant shall use the leased premise for the following purposes: Equipment repair, parking, storage of vehicles, trailers and goods, and for any other purposes reasonably associated with or related to the seismic acquisition business. Tenant is not to use the space within one foot of the outside wall.

6.               SECURITY DEPOSIT.  Security deposit of $14,886.36, representing the final months’ rent during the initial rent term, is due and payable at lease inception.

7.               INSURANCE.  Landlord shall pay for fire and extended coverage on the Buildings, storage yard and other existing improvements on the leased premises in an amount listed on existing policies. Tenant shall provide public liability and property damage insurance for its business operations on the leased premises in an amount of one million dollars, which policy shall cover the Landlord as well as the Tenant. Said insurance policies required to be provided by Tenant herein shall name Landlord as an insured and shall be issued by an insurance company approved to do business in the state of Texas. Tenant shall provide Landlord with certificates of insurance evidencing the coverage required herein. Tenant shall be responsible for fire and casualty insurance on Tenant’s property on or about leased premise. Tenant’s insurance shall be kept current. Tenant’s failure to maintain aforementioned insurance shall constitute a default of this contract and shall be dealt with as prescribed in section 14 of this contract.

8.               CONDITION OF PREMISES.  As of the date of signing of this lease agreement,   Landlord is in the process of constructing the buildings, leasehold improvements, and storage yard referred to herein.  Landlord and Tenant expect that leased premises,leasehold improvements and storage yard referred to in Exhibit B will be suitable for the purposes for which the same are leased.

9.               MAINTENANCE AND REPAIRS.  Landlord shall keep the foundation, the exterior walls (except glass, windows, doors, door closure devices, window and door frames, molding, locks, hardware, and interior painting or other treatment of exterior walls), the reinforced concrete driveways referred to in Exhibit B, and the roof of the leased premises in good repair except that Landlord shall not be required to make any repairs occasioned by the act or negligence of Tenant, its employees, subtenants, licensees and concessionaires. Tenant is responsible for maintenance of the common area, except for the reinforced concrete driveways, and common area equipment. Tenant shall keep the leased premises in good, clean condition and shall at its sole cost and expense, make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by the Landlord under this section. If any repairs required to be made by Tenant are not made within ten days after written notice delivered to Tenant by Landlord, landlord may at its option make such repairs without liability to Tenant for any loss or damage which may result by reason of such repairs, and Tenant shall pay to Landlord upon demand as additional rent hereunder the cost of such repairs plus actual interest incurred by Landlord.  At the termination of this lease, Tenant shall deliver the leased premises in good order and condition, normal wear and tear excepted. Normal wear and tear means deterioration which occurs without negligence, carelessness, accident or abuse.

10.        ALTERATIONS.  All alterations, additions and improvements, except trade fixtures, installed at expense of Tenant shall become the property of the Landlord and shall remain upon and be surrendered with the leased premises as part thereof on the termination of this lease. Such alterations, additions, and improvements may only be made with the prior written consent of Landlord, which consent shall not be unreasonably withheld. If consent is granted for the making of the improvements or alterations to the leased premises, such improvements and alterations shall not commence until Tenant has furnished Landlord a certificate of insurance showing coverage in an amount satisfactory to the Landlord from liability for injury to any person and damage to any personal property, on or off the leased premises, in connection with the making of such improvements or alterations. No cooling tower, equipment, or structure of any kind shall be placed on the roof or elsewhere on the leased premises by Tenant without prior written permission of Landlord. If such permission is granted, such work or installation shall be done at Tenant’s expense and in such a manner that the roof shall not be damaged thereby. If it becomes necessary to remove such cooling tower, equipment or structure temporarily, so that repairs to the roof can be made, Tenant shall promptly remove and reinstall the equipment at Tenant’s expense, so that the repairs can be made. Upon termination of this lease Tenant will remove or cause to be removed such equipment if directed by Landlord. At the termination of this lease Tenant will deliver the leased premises in good order and condition, natural deterioration only accepted. Any damages whatsoever caused by Tenant shall be repaired at Tenants expense. All alterations, improvements, additions and repairs made by Tenant shall be made in good and workman like manner.

11.             COMPLIANCE WITH LAWS AND REGULATIONS.  Tenant shall, at its own expense, comply with all laws, orders, and requirements of all governmental entities with reference to the use and occupancy of the leased premises. Tenant and Tenants agents, employees and invitees shall fully comply with any rules and regulations governing the use of the buildings or other improvements to the leased premises as required by Landlord. Landlord may make reasonable changes in such rules and regulations from time to time as deemed advisable for safety, care and cleanliness of the leased premises, provided same are in writing and are not in conflict with this lease.

12.             ASSIGNMENT AND SUBLETTING.  Tenant shall not assign this lease nor sublet the leased premises or any interest therein without first obtaining the written consent of the Landlord. An Assignment or subletting without the written consent of Landlord shall be void and shall, at the option of Landlord, terminate this lease.

13.             DESTRUCTION.  In the event the leased premises is partially damaged or destroyed or rendered partially unfit for occupancy by fire or other casualty, Tenant shall give immediate notice to Landlord. Landlord may repair the damage and restore the leased premises to substantially the same condition as immediately prior to the occurrence of the casualty. If the leased premises are totally destroyed or deemed by the Landlord to be rendered unfit for occupancy by fire or other casualty, or if the Landlord shall decide not to repair or rebuild, this lease shall terminate and rent shall be paid to the time of such casualty.

14.             TENANT DEFAULT AND REMOVAL OF ABANDONED PROPERTY.  If Tenant abandons the premises or otherwise defaults in the performance of any obligations or covenants herein, Landlord may enforce the performance of this lease in any manner provided by law. This lease may be terminated at Landlord’s discretion if such abandonment or default continues for a period of 10 days after Landlord notifies Tenant of such abandonment or default and or Landlord’s intention to declare this lease terminated. Such notice shall be sent by Landlord to Tenant at Tenants last known address by certified mail. If Tenant has not completely removed or cured default within the 10-day period, this lease shall terminate. Thereafter, Landlord or its agents have the right without further notice or demand, to enter the leased premises and remove all property without being deemed guilty of trespass and without waiving any other remedies for arrears of rent or breach of covenant. Upon abandonment or default by the Tenant, the remaining unpaid portion of the rental from paragraph 4 herein, shall become due and payable. For purposes of this section, Tenant is presumed to have abandoned the premises if goods, equipment, or other property, in an amount substantial enough to indicate a probable intent to abandon the premises, is being or has been removed from the premises and the removal is not within the normal course of Tenant’s business. Landlord shall have the right to store any property of Tenant that remains on premises that are abandoned; and in addition to Landlord’s other rights, Landlord may dispose of the stored property if Tenant does not claim the property within 60 days after the date the property is stored, provided Landlord delivers by certified mail to Tenant at Tenant’s last known address a notice stating that Landlord may dispose of Tenant’s property if Tenant does not claim the property within 60 days after the date the property is stored.

15.             INTERRUPTION OF UTILITIES, Landlord or Landlord’s agent may not interrupt or cause the interruption of utility service paid directly to the utility company by Tenant unless interruption results from bona fide repairs, construction, or an emergency. If any utility service furnished by Landlord are interrupted and continue to be interrupted despite the good faith efforts of Landlord to remedy same, Landlord shall not be liable in any respect for damages to the person or property of Tenant or Tenant’s employees, agents, or guests, and same shall not be construed as grounds for constructive eviction or abatement of rent. Landlord shall use reasonable diligence to repair and remedy such interruption promptly.

16.             EXCLUSION OF TENANT.  Landlord may not intentionally prevent Tenant from entering the leased premises except by judicial process unless the exclusion results from (a) bona fide repairs, construction, or an emergency; (b) removing the contents or premises abandoned by Tenant; or (c) changing the door locks of Tenant in the event Tenant is delinquent in paying at least part of the rent. If Landlord or Landlord’s agent changes the door lock of Tenant, in the event the Tenant is delinquent in paying rent, Landlord or Landlords agent must place a written notice on Tenant’s front door stating the name and the address or telephone number of the individual or company from which the new key may be obtained. The new key is required to be provided only during Tenant’s regular business hours.

17.             LIEN.  Landlord is granted an expressed contractual lien, in addition to any lien provided by law, and a security interest in all property of Tenant found on the leased premises to secure the compliance by tenant with all terms of this lease.

18.             SUBORDINATION.  Landlord is hereby irrevocably vested with full power and authority to subordinate this lease to any mortgage, deed of trust, or other lien hereafter placed on the demised premises and Tenant agrees on demand to execute such further instruments subordinating this lease as Landlord may request, provided such subordination shall be on the express condition that this lease shall be recognized by mortgagee, and the rights of Tenant shall remain in full force and effect during the term of this lease so long as Tenant shall continue to perform all of the covenants and conditions of this lease.

19.             INDEMNITY.  Landlord and its employees and agents shall not be liable to Tenant or Tenant’s employees, patrons, visitors, invitees, or any other persons for any such injury to any such persons or for damage to personal property caused by any omission, or neglect of Tenant or Tenant’s agents or of any other Tenant of the premises of which the leased premises is a part. Tenant agrees to indemnify and hold Landlord and its employees and agents harmless from any and all claims for such injury and damages, whether the injury occurs on or off the leased premises.

20.             SIGNS.  Tenant shall not post or paint any signs at, or, about the leased premises or paint the exterior walls of the building except with the prior written consent of the Landlord. Landlord shall have the right to remove any sign or signs in order to maintain the leased premises or to make any repairs or alterations thereto.

21.             TENANT BANKRUPTCY.  If Tenant becomes bankrupt, makes voluntary assignment for the benefit of creditors, or if a receiver is appointed for Tenant, Landlord may terminate this lease by giving (45) days written notice to Tenant of Landlord’s intention to do so.

22.             CONDEMNATION.  If the whole or any substantial part of the leased premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or should the leased premises be sold to a condemning authority under threat of condemnation, this lease shall terminate and rent shall be abated during the unexpired portion of the lease effective from the date of the physical taking of the leased premises.

23.             HAZARDOUS MATERIALS.  Landlord warrants and represents that the Property does not contain “Hazardous Materials”, as that phrase is defined herein. For purposes of this provision, the phrase “Hazardous Materials” shall mean and include any toxic contaminated or other hazardous materials including, without limitation, asbestos. PCB, Transformers, underground storage containers, materials containing any radioactive substances, petroleum base products, paint, solvents, lead, cyanide, DDT, acids, pesticides, ammonium compounds, and any other substance forming a component part of the improvements which has heretofore or may in the future be determined to contain toxic wastes, hazardous materials, or undesirable substances injurious to the health of occupants living or working in or around the subject property. Landlord acknowledges that current and future federal, state, and local laws and regulations may require the clean up of any such Hazardous Materials at the expense of those persons who in the past, present or future may have had or continue to have any interest in the property including, but not limited to, current, past, and future owners and users, including tenants of the property. The cost and expense of such clean up may be substantial. Landlord further acknowledges that the real estate brokers and their agents involved in the negotiations of this transaction have no expertise with respect to any such Hazardous Materials. Landlord acknowledges and agrees that Landlord shall look solely to experts and professionals selected by Landlord to advise Landlord with respect to the condition of the property and shall not hold the real-estate brokers or their agents responsible for any Hazardous Material condition or problem relating to the property. Landlord hereby agrees to indemnify, defend and hold the real estate brokers and their agents participating in this transaction harmless of and from any and all liability, claim, debt, damage, cost, or expense, including reasonable attorney’s fees, related to or arising out of or in any way connected to Hazardous Materials and or toxic wastes and or any other undesirable substances affecting the property.

Tenant shall, at Tenant’s sole cost and expense, comply with all laws, ordinances, orders, rules and regulations promulgated by all federal, state, county, municipal bodies and agencies having jurisdiction, which laws, ordinances, orders, rules and regulations relate to the business of Tenant and the effect of that business on the use, condition, structure or occupancy of the property.

a) Without limiting the foregoing, the term “Hazardous Waste Law” shall mean any provision of Federal, State, County or regulatory or common law, in effect on the date hereof (and as hereafter amended from time to time) or hereafter enacted or imposed, pertaining to health, safety or environmental protection, including, without limitation, the comprehensive environmental response, compensation and liability act of 1980, as amended by Superfund Amendments and Reauthorization Act of 1986, the resource conservation and recovery act of 1976 and the Texas Water Code and the Texas solid waste disposal act. The term “environmental” means any surface or subsurface strata, or the ambient air. The term “release” means any spilling, leaking, escaping, leaching, dumping or disposing into the environment.

b) Tenant represents and warrants to Landlord that Tenant will not be involved in operations at or near the property, which operations could lead to (A) the imposition of liability under hazardous Waste Law on Landlord, or on any subsequent owner of the Property, or (B) the creation of a lien on the Property under any Hazardous Waste Law or under any similar laws or regulations.

Tenant agrees to indemnify Landlord against and agrees to defend and to hold Landlord harmless from any claim, obligation, liability, loss damage, or expense (including, without limitation, attorneys fees and court costs), or whatever kind or nature, contingent or otherwise, known or unknown, accruing after the execution date of this lease, that is incurred or imposed based upon any Hazardous Waste Law and that arises out of any act or omission of Tenant, its employees, agents or representatives that causes the release of any substance in to the environment, or that otherwise arises relating to the use, storage, or disposal of hazardous materials.

d) Tenant agrees to comply with all City of Denison Ordinances and Requirements.

24.             SPECIAL PROVISIONS.  Attached as Exhibits “A” and “B”.

25.             NOTICES.  Notices to Tenant shall be by certified mail or other delivery to TGC Industries, Inc., 101 E. Park Blvd., Suite 955, Plano, TX  75074, and Attn: Wayne Whitener. Notices to the Landlord shall be by certified mail to the address where rent is paid.

26.             DEFAULT BY LANDLORD.  In the event of breach by Landlord of any covenant, term or obligation of this lease, then Landlord’s failure to cure same or commence a good faith effort to cure same within 10 days after written notice thereof by Tenant shall be considered a default and shall entitle Tenant either to terminate this lease or cure the default and make the necessary repairs and any expense incurred by Tenant shall be reimbursed by Landlord after reasonable notice of the repairs and expenses incurred. If any utility services furnished by Landlord are interrupted and continue to be interrupted despite the good faith efforts of Landlord to remedy same, Landlord shall not be liable in any respect for damages to the person or property of Tenant or Tenant’s employees, agents, or guests, and same shall not be construed as grounds for constructive evasive or abatement of rent. Landlord shall use reasonable diligence to repair and remedy such interruptions promptly.

27.             SIGNS.  During this lease a “For Sale and/or For Rent/Lease” sign may be displayed on the leased premises and the leased premises may be shown at reasonable times to prospective purchasers or tenants.

28.             RIGHT OF ENTRY.  Landlord shall have the right during normal business hours to enter the premises, a) To inspect the general condition and state of repair thereof, b) to make repairs required or permitted under this lease, or, c) for any other reasonable purpose.

29.             WAIVER OF BREACH.  The waiver by Landlord of any breach of any provision of this lease shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or a different provision of this lease.

30.             TIME OF ESSENCE.  Time is expressly declared to be of the essence in this lease.

31.             Deleted.

32.             RIGHTS AND REMEDIES CUMULATIVE.  The rights and remedies by this lease agreement are cumulative and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statue, ordinance, or otherwise.

33.             TEXAS LAW TO APPLY.  This agreement shall be construed under and in accordance with the laws of the state of Texas. Any disagreements involving legal issues will be settled by arbitration rather than due process.

34.             LEGAL CONSTRUCTION.  In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, or unenforceability shall not affect any other provision hereof and this agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been herein.

35.             PRIOR AGREEMENTS SUPERSEDED.  This agreement constitutes the sole and only agreement of the parties to this lease and supersedes any prior understandings or written or oral agreements between the parties respecting the subject of this lease.

36.             SALE OF LEASED PREMISES.  In the event that Landlord sells or conveys leased premises, the rights of Tenant and terms of this lease agreement shall remain in full force and effect during the term of this lease, including rights contained in Exhibit “A” Renewal Option, so long as Tenant shall continue to perform all of the covenants and conditions of this lease.

EXHIBITS:

Exhibit “A” – Renewal Option

Exhibit “B” – Landlord Improvements

This is a legal document, read it carefully; if you do not understand the effect of any part of this agreement, seek competent legal advice.

Executed this 4th day of August,    2008

Tenant	Landlord

TGC Industries, Inc	J.C. Ray Incorporated
101 E. Park Blvd., Suite 955	3355 Juanita Drive
Plano, Texas 75074	Denison, Texas 75020

/s/ Wayne A. Whitener	/s/ Jimmy C. Ray
Wayne A. Whitener	Jimmy C. Ray, President
President and CEO	Landlord

EXHIBIT “A”

RENEWAL OPTION

Provided that at the end of the primary term of this lease Tenant is not in default of any term or condition contained in this lease, Tenant shall have the right and option to renew this lease by written notice delivered to Landlord no later than 90 days prior to the expiration of the primary term, for the additional term of five years under the same terms and conditions contained herein, except:

A.  The rental for the renewal term shall be based on the base rent of $9,500.00 per month and adjusted annually using the Consumer Price Index (CPI-U US City Average, All Items) published by the U.S. Department of Labor, Bureau of Labor Statistics.

B.  Upon notification from Tenant of the exercise of this renewal option. Landlord shall within 15 days thereafter notify Tenant is writing of the proposed rental, as computed in preceding paragraph A, for the renewal term;  Tenant shall within 15 days following receipt of same notify Landlord in writing of the acceptance or rejection of the proposed rent.

EXHIBIT “B”

LANDLORD IMPROVEMENTS

Landlord agrees to build out and install, at Landlord’s expense, and in good and workmanlike manner:

A.           Certain walls, doors, flooring, ceilings, offices, storage rooms, and related improvements including applicable electrical wiring, three phase wiring in building 2,  air conditioning and related ductwork, lighting including outside lighting for the above mentioned storage yard, as shown on architectural plans previously delivered to Landlord, having the approximate cost of $270,742.40 and included in the monthly rent amount as stated in section 4 above, and,

B.             Reinforced concrete driveways capable of withstanding the weight of large trucks, and trailers, including vibroseis trucks.

Landlord will complete the Landlord Improvements by November 1, 2008.  Upon termination of the Lease, Landlord Improvements shall remain in the Leased Premises and shall be deemed Landlord’s property.  Tenant may, at its option and at any time during the lease agreement, and without penalty, make payment or payments to Landlord to be applied to Landlord Improvements to reduce monthly rent by a corresponding amount plus interest.